[PORTER, LEVAY & ROSE, INC. LOGO]
                                  MICHAEL PORTER, PRESIDENT - INVESTOR RELATIONS CHRISTIAN PFLAUMER, VP - MEDIA RELATIONS
                                  JEFF MYHRE, VP - EDITORIAL
--------------------------------------------------------------------------------
    SEVEN PENN PLAZA - NEW YORK, NY 10001 - 212-564-4700 - FAX 212-244-3075
                    www.plrinvest.com - plrmail@plrinvest.com
--------------------------------------------------------------------------------

PDGENVIRONMENTAL, INC.                                                EXHIBIT 20

JOHN C. REGAN, CHAIRMAN & CEO
412-243-3200



                      PDG ENVIRONMENTAL, INC. POSTS PROFITS

                     IN THIRD QUARTER AND FIRST NINE MONTHS

PITTSBURGH, PA, DECEMBER 11, 2003 - PDG Environmental, Inc. (OCT BB: PDGE), an environmental and specialty contractor, today reported financial results for the third quarter and nine months ended October 31, 2003.

Revenues for the third quarter were $9.4 million versus $9.2 million in the same prior year period. Net income for the quarter was unchanged from the previous year's third quarter at $106,000, or $0.01 per fully diluted share. Current period results were adversely affected by provisions for contingent acquisition consideration and contract/claim adjustments of $283,000, or $0.03 per fully diluted share. Prior-period results included a gain of $48,000, or $0.01 per fully diluted share, related to the sale of fixed assets and inventory in the Company's southeast Texas operation.

Revenues for the nine months ended October 31, 2003 were $27.3 million versus $32.3 million for the same period of 2002. Net income for the nine months ended October 31, 2003 was $479,000, or $0.05 per fully diluted share, compared with $296,000, or $0.03 per fully diluted share in the same prior year period. Results for the current nine months were adversely affected by negative adjustments of $283,000, or $0.03 per fully diluted share as discussed above. The results for the prior-year period reflect a gain of $321,000, or $0.03 per fully diluted share, for the effects of the sale of the Company's St. Louis operations and the Texas transaction mentioned above.




                                     -more-

                                      -2-
John Regan, Chairman and CEO, said, "Improved project performance helped boost our bottom line resulting in another profitable quarter for the Company. Excluding negative adjustments of $283,000 for contingent acquisition consideration and contract/claim write-downs, profits for the period would have been $389,000, or $0.04 per fully diluted share. Phase II of our large project in New York City did not start during the third quarter as previously anticipated, and it is now scheduled to start after January 1, 2004. Our backlog remains strong at $31.6 million, and we anticipate continued favorable performance for the remainder of our fiscal year."

PDG Environmental, Inc., is an environmental and specialty contractor providing asbestos and lead abatement, insulation, microbial remediation and demolition and related services dedicated to assisting its commercial, industrial and governmental clients in complying with environmental laws and regulations. Regional marketing and project operations are conducted through branch offices located in New York City, NY; Hazelton and Export, PA; Fort Lauderdale and Tampa, FL; Houston and Pasadena, TX; Phoenix, AZ; Rock Hill, SC; Portland, OR; Seattle, WA; and Los Angeles, CA. For additional information on the company, please visit http://www.pdge.com.

Safe Harbor Statement under Private Securities Act of 1995: The statements contained in this release, which are not historical facts, may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of customer base, and growth of service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, availability of capital, operational risks on contracts, and other risks and uncertainties. The Company disclaims any obligation to update information contained in any forward-looking statement.


                          -financial tables to follow-

PDG ENVIRONMENTAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                            FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                              10/31/03        10/31/02         10/31/03       10/31/02
Revenues                                    $9,414,000      $9,157,000      $27,252,000    $32,285,000
Net Income                                    $106,000        $106,000         $479,000       $296,000
Earnings per common share (diluted)              $0.01           $0.01            $0.05          $0.03
Shares Outstanding (diluted)                 9,627,000       9,401,000        9,486,000      9,523,000



SELECTED BALANCE SHEET ITEMS

=========================================================
                               10/31/03         1/31/03
---------------------------------------------------------
Current Assets               $13,896,000     $13,593,000
Current Liabilities           $5,879,000      $6,456,000
Working Capital               $8,017,000      $7,137,000
Fixed Assets (Net)            $1,021,000      $1,259,000
Long-Term Debt                $5,050,000      $4,922,000
Shareholder Equity            $4,738,000      $4,244,000
=========================================================